EXHIBIT 99.1
Yext CEO Submits Non-Binding Acquisition Proposal;
Expresses Openness to Alternative Bidders in Pursuit of Maximizing Stockholder Value

NEW YORK -- (BUSINESS WIRE) -- August 18, 2025 -- Yext, Inc. (NYSE: YEXT), the leading brand visibility platform, today announced that Michael Walrath, its Chief Executive Officer and Chairman of the Board of Directors, has submitted a proposal to acquire all outstanding shares of the Company not already owned by him at a price of $9.00 per share in cash. Mr. Walrath has indicated that the proposal is backed by reputable and well-capitalized financing sources that have expressed support for the proposal subject to customary confirmatory diligence.

In connection with the proposal, Mr. Walrath emphasized his ongoing commitment to the Company, its employees, and its stockholders, while also making clear his willingness to work constructively with other qualified bidders and to support a full process and superior proposals if received.

“Yext has achieved remarkable progress, and I believe now is the right time to explore a transaction that can deliver compelling value to stockholders,” said Mr. Walrath. “While I am prepared to lead such a transaction at $9.00 per share, I am equally committed to ensuring that our stockholders have the opportunity to realize the best possible outcome, whether that be through my proposal or a superior alternative.”

Yext’s Board of Directors has formed a Special Committee of independent directors to evaluate the proposal. The Special Committee will work with its legal and financial advisors to carefully review and consider the proposal, as well as any other strategic alternatives that may be available, consistent with its fiduciary duties to stockholders.

The Special Committee has retained BofA Securities as its financial advisor and Wilson Sonsini Goodrich & Rosati as its legal advisor.

There can be no assurance that the proposal will result in any transaction, or that any transaction will be approved or consummated.

The proposal is non-binding and subject to customary conditions, including negotiation of definitive agreements and the completion of satisfactory due diligence.

Fourth Quarter and Fiscal Year 2025 Outlook
Yext plans to release its fiscal year 2026 second quarter results in early September. Yext expects its results for the quarter ended July 31, 2025 to be within or better than its previously stated guidance ranges as provided in its Letter to Stockholders dated June 3, 2025. In light of the pending proposal announced today, Yext will not hold a corresponding conference call and is withdrawing its guidance for the remainder of the full fiscal year 2026 as provided in its Letter to Stockholders dated June 3, 2025.

About Yext
Yext (NYSE: YEXT) is the leading brand visibility platform, built for a world where discovery and engagement happen everywhere — across AI search, traditional search, social media, websites, and direct communications. Powered by over 2 billion trusted data points and a suite of integrated products, Yext provides brands the clarity, control, and confidence to perform across digital channels. From real-time insights to AI-driven recommendations and execution at scale, Yext turns a brand's digital presence into a competitive advantage. Thousands of leading brands rely on Yext to stay visible, stay ahead, and grow. To learn more about Yext, visit Yext.com or follow us on LinkedIn and X.

Forward-Looking Statements
This press release includes "forward-looking statements" including, without limitation, statements regarding Yext's expectations, beliefs, intentions, or strategies regarding the future, including the effects, benefits, and challenges of a potential acquisition of Yext and its expected financial performance. You can identify forward-looking statements by the use of terminology such as "believe", "expect", "will", "should," "could", "estimate", "anticipate" or similar forward-looking terms. These statements are based upon current beliefs and are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. The following factors, among others, could cause or contribute to such differences: the possibility that any transaction occurs, the possibility that the conditions to any transaction are not satisfied, including the risk that required approvals from Yext’s Board of Directors or stockholders for a transaction or required regulatory approvals to consummate a transaction are not obtained; potential litigation relating to a transaction; uncertainties as to the timing of the consummation of a

EXHIBIT 99.1
transaction; the ability of any party to consummate a transaction; possible disruption related to a transaction process to Yext’s current plans and operations, including through the loss of customers and employees; and other risks and uncertainties detailed in the periodic reports that Yext files with the SEC, including Yext’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. All forward-looking statements are based on information available to Yext on the date hereof, and Yext assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.